================================================================================

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               BROOKSTONE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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     was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                               BROOKSTONE, INC.
                              17 RIVERSIDE STREET
                          NASHUA, NEW HAMPSHIRE 03062

                                                                   May 15, 1998

Dear Stockholder:

  We cordially invite you to attend our 1998 Annual Meeting of Stockholders, which will be held at 9:30 a.m. (local time) on June 16, 1998 at the BankBoston Conference Center, 100 Federal Street, Boston, Massachusetts.

  Details of business to be conducted at the Annual Meeting of Stockholders are given in the attached Notice of Annual Meeting and proxy statement. Please read the proxy statement and complete, sign and return your proxy promptly in the enclosed envelope.

  We hope you will join us on June 16th for our annual meeting, but we know that not every stockholder will be able to do so. Whether or not you plan to attend, please return your signed proxy as soon as possible.

                                          Sincerely,

                                          /s/ Michael F. Anthony
                                          MICHAEL F. ANTHONY
                                          President and Chief
                                          Executive Officer

                               BROOKSTONE, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 16, 1998

  Notice is hereby given that the Annual Meeting of Stockholders of Brookstone, Inc., a Delaware corporation, will be held at BankBoston, 100 Federal Street, Boston, Massachusetts on June 16, 1998 at 9:30 a.m. (local time) for the following purposes:

  1. To elect six directors to serve until the 1999 Annual Meeting of Stockholders or until their respective successors shall be elected or qualified;

  2. To ratify the appointment of Price Waterhouse LLP as the independent accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ending January 30, 1999; and

  3. To transact such other business as may properly come before the meeting and any and all adjourned sessions thereof.

  Only stockholders of record at the close of business on May 12, 1998 are entitled to notice of and to vote at the Annual Meeting and any and all adjourned sessions thereof. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders at the meeting and during normal business hours from June 9, 1998 to the date of the meeting at the offices of Ropes & Gray, One International Place, Boston, Massachusetts 02110.

                                          By Order of the Board of Directors

                                          /s/ Philip W. Roizin
                                          PHILIP W. ROIZIN
                                          Executive Vice President, Finance
                                          and Administration, Treasurer and
                                           Secretary

Nashua, New Hampshire
May 15, 1998

        IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING.
       PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE
           WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                               BROOKSTONE, INC.

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 16, 1998

                               ----------------

                                PROXY STATEMENT

  The enclosed form of proxy is solicited on behalf of the Board of Directors of Brookstone, Inc., a Delaware corporation (the "Company"), for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held at BankBoston, 100 Federal Street, Boston, Massachusetts, on June 16, 1998 at 9:30 a.m. (local time) and at any and all adjourned sessions thereof. A proxy may be revoked by a stockholder, at any time before it is voted, (i) by returning to the Company another properly signed proxy bearing a later date,
(ii) by otherwise delivering a written revocation to the Secretary of the Company, or (iii) by attending the Annual Meeting or any adjourned session thereof and voting the shares covered by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned, and not revoked, will be voted at the Annual Meeting.

  The expense of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may solicit proxies by officers, directors and regular employees of the Company in person or by telephone or telegraph. Any officers and regular employees of the Company who engage in any such solicitation will receive no compensation in addition to their regular salaries. The Company will also reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals.

  In the absence of contrary instructions, the persons named as proxies will vote for (i) the election of the nominees for director named below and (ii) the ratification of the appointment of Price Waterhouse LLP as the independent accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ending January 30, 1999. The holders of record of shares of the common stock, $.001 par value, of the Company (the "Common Stock") at the close of business on May 12, 1998 are entitled to receive notice of and to vote at the Annual Meeting. Each such share of Common Stock is entitled to one vote on each matter to come before the Annual Meeting. As of May 1, 1998, the Company had issued and outstanding 7,935,884 shares of Common Stock held by 210 holders of record.

  Consistent with state law and the Company's by-laws, a majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as tellers for the meeting. The six nominees who receive the greatest number of votes properly cast for the election of directors will be elected. An affirmative vote of a majority of votes properly cast is required to ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending January 30, 1999. The tellers will count the total number of votes cast "for" such ratification for purposes of determining whether sufficient affirmative votes have been cast. The tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes will be counted as votes properly cast with regard to the matter. Accordingly, such abstentions and broker non-votes will have no effect on the outcome of voting on the election of directors or the ratification of the appointment of independent accountants.

  It is expected that this Proxy Statement and the enclosed form of proxy will be mailed to stockholders commencing on or about May 15, 1998.

  The Annual Report of the Company, including consolidated financial statements for the fiscal year ended January 31, 1998 ("Fiscal 1997"), is being mailed to the Company's stockholders with this Proxy Statement.

                             ELECTION OF DIRECTORS

  Unless otherwise instructed, the enclosed proxy will be voted to elect the persons named below as directors for a term of one year expiring at the 1999 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. It is expected that each nominee will be able to serve, but the proxies reserve discretion to vote or refrain from voting for a substitute nominee if a nominee is unable to serve. Each of the following nominees currently serves as a director of the Company. The nominees are as follows:

NOMINEES AS DIRECTORS

Merwin F. Kaminstein, 63
Chairman of the Board

  Mr. Kaminstein has been Chairman of the Board of Directors since April 1990. From April 1990 until September 1995, Mr. Kaminstein also served as Chief Executive Officer of the Company. From March 1988 until March 1990, he was an independent consultant and partner at The Pyramid Companies, a retail real estate development company. Mr. Kaminstein was President of J. Bildner & Sons, Inc., a specialty foods retailer, from July 1987 until February 1988. From 1984 until 1987, Mr. Kaminstein was President of the Rich's department store division of Federated Department Stores, Inc. He was President of the Filene's and Filene's Basement department store divisions of Federated Department Stores, Inc. from 1979 until 1984, President of the Jordan Marsh department store division of Allied Department Stores, Inc. from 1976 until 1979, and President of the Donaldson's department store division of Allied Department Stores, Inc. from 1971 until 1976. Mr. Kaminstein has served as a director for Domain, Inc., a privately-held home furnishings specialty retailer and for Weiner's Stores, a department store chain.

Michael F. Anthony, 43
Director, President and Chief Executive Officer

  Mr. Anthony has been President and Chief Executive Officer of the Company since September 1995. From October 1994 until he assumed his current position, Mr. Anthony served as President and Chief Operating Officer of the Company. From 1989 to October 1994 he held various senior executive positions with Lechter's, Inc., a nationwide chain of specialty housewares stores, including President in 1994, Executive Vice President from 1993 to 1994 and Vice President/General Merchandise Manager from 1989 to 1993. From 1978 to 1988 he was with Gold Circle, which at the time was a division of Federated Department stores, where he held various merchandising positions, including Divisional Vice President/Divisional Merchandise Manager from February 1986 to 1989.

Mone Anathan, III, 59
Director

  Mr. Anathan has been a director of the Company since December 1989. From July 1988 through June 1997, he served as President, Treasurer and a director of Filene's Basement Corp., an off-price specialty apparel chain. Since June 1997, he has served Filene's Basement Corp. in the capacity of Vice Chairman of the Board of Directors and Chairman of the Executive Committee. He served as President of the Filene's Basement division of Federated Department Stores, Inc. from February 1984 until Filene's Basement was purchased from Federated Department Stores, Inc. in a management-led buyout in July 1988. Mr. Anathan is a director of Beth Israel Hospital and Harvard Pilgrim Health Care, a health maintenance organization.

Michael L. Glazer, 50
Director

  Mr. Glazer has served as President of Consolidated Stores Corporation, a leading value retailer specializing in close-out merchandise operating nationwide, since May 1995 and as a member of its board of directors since June 1991. In addition to this position, Mr. Glazer has served as Chief Executive Officer of Consolidated's toy division, KB Toys, the nation's largest mall-based toy retailer, since May 1996. From September 1990 to January 1995, he served as President of The Bombay Company, Inc., a specialty retailer operating stores throughout the United States and Canada.

Adam Kirsch, 36
Director

  Adam Kirsch has been a director of the Company since August 1991. Mr. Kirsch has been a managing director of Bain Capital, Inc. a private venture capital firm, since April 1993, and a general partner of Bain Venture Capital, a California Limited Partnership ("BVC") since 1990. BVC serves as the general partner of an investment partnership which owns Common Stock of the Company. See "Security Ownership of Certain Beneficial Owners and Management" below. From April 1987 until June 1990, he was a principal with BVC. He also serves as a director of each of Wesley Jessen VisionCare, Inc., a manufacturer of contact lenses, Therma-Wave, Inc. a manufacturer and marketer of semi-conductor capital equipment and Diagnostics Holdings, Inc., a manufacturer and marketer of in vitro diagnostic products and services to clinical laboratories and as a director of a number of private companies.

Robert F. White, 41
Director

  Robert F. White has been a director of the Company since August 1991. Mr. White has been a managing director of Bain Capital, Inc., a private venture capital firm, since April 1993, and a general partner of BVC since 1987. BVC serves as the general partner of an investment partnership which owns Common Stock of the Company. See "Security Ownership of Certain Beneficial Owners and Management" below. Mr. White currently serves on the board of directors of Modus Media International Holdings, Inc., a global manufacturing and fulfillment business, Corporate Software and Technology Holdings, Inc., a software resale and technology services company, Totes/Isotoner, Inc., a designer and manufacturer of men's and women's apparel and accessories and serves as a director of a number of private companies.

BOARD RECOMMENDATION

  The Board of Directors recommends a vote "FOR" each of the director nominees listed above. Proxies solicited by the Board of Directors will be so voted unless the stockholders specify otherwise.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock as of May 1, 1998 (unless otherwise indicated) (i) individually by the chief executive officer and each of the other officers (and a former officer) of the Company listed in the Summary Compensation Table contained in this Proxy Statement (the "Named Executive Officers") and by each director of the Company, (ii) by all executive officers and directors of the Company as a group and (iii) by each person known to the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated.

                                   COMMON STOCK BENEFICIALLY OWNED (1)
                                   -------------------------------------------
                                     NUMBER OF              PERCENTAGE OF
                                      SHARES              OUTSTANDING SHARES
                                   -------------------- ----------------------
Bain Funds (2)...................             1,333,450                   16.8%
 c/o Bain Capital, Inc.
 Two Copley Place
 Boston, MA 02116
Goldman, Sachs & Co..............               894,200                   11.3%
 Goldman Sachs Small Cap Value
  Fund (3)
  85 Broad Street
  New York, NY 10004
FMR Corp. (4)....................               880,704                   11.1%
 82 Devonshire Street
 Boston, MA 02109
P.A.W. Capital Corp. (5).........               594,000                    7.5%
 10 Glenville Street
 Greenwich, CT 06831
EGS Associates, L.P. (6).........               591,900                    7.5%
Bev Partners, L.P.
Jonas Partners, L.P.
 300 Park Avenue
 New York, NY 10022
Dimensional Fund Advisors Inc.
 (7).............................               476,000                    6.0%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401
Merwin F. Kaminstein*(8).........               275,272                    3.4%
Michael F. Anthony+*(9)..........               213,900                    2.6%
Mone Anathan, III*(10)...........                18,058                     **
Adam Kirsch*(11).................             1,339,116                   16.9%
Michael L. Glazer*(12)...........                 8,666                     **
Robert F. White*(11).............             1,339,802                   16.9%
Philip Roizin+(13)...............                 6,250                     **
Alexander M. Winiecki+(13).......                41,992                     **
Scott R. Ornstein+(14)...........                     0                     **
Steven C. Strickland+(13)........                 2,500                     **
Jo-Ann B. Karalus+(13)...........                16,267                     **
All directors and executive
 officers as a group (11 persons)
 (15)............................             1,930,873                   22.6%

--------
  + Named Executive Officer.
  * Director of the Company.
 ** Less than 1% of the outstanding Common Stock.

 (1) Includes shares issuable pursuant to options held by the respective person or group which are presently exercisable or may be exercised within 60 days after the date of this Proxy Statement ("presently exercisable stock options") as set forth below.
 (2) Includes 1,245,845 shares held by Tyler Capital Fund, L.P. ("Tyler Capital"), 83,262 shares held by BCIP Associates and 4,343 shares held by BCIP Trust Associates, L.P. ("BCIP Trust Associates"; collectively with Tyler Capital and BCIP Associates, the "Bain Funds").
 (3) Reflects ownership based upon Amendment No. 6 to Schedule 13G dated February 17, 1998 and filed with the Securities and Exchange Commission.
 (4) Reflects ownership based upon an amended Schedule 13D dated April 13, 1998 and filed with the Securities and Exchange Commission.
 (5) Reflects ownership based upon an amended Schedule 13D dated March 3, 1998 and filed with the Securities and Exchange Commission. Shares are held by funds or managed accounts over which P.A.W. Capital Corp. or its majority shareholder and President, Peter A. Wright, has investment discretion.
 (6) Reflects ownership based upon Amendment No. 2 to Schedule D dated January 29, 1998 and filed with the Securities and Exchange Commission. Includes:
     (1) 135,700 shares held by EGS Associates, L.P. ("EGS Associates"), (2) 353,137 shares purchased for discretionary accounts managed by EGS Partners, L.L.C. ("EGS Partners"), (3) 52,450 shares held by Bev Partners, L.P. ("Bev Partners"), (4) 38,513 shares held by Jonas Partners, L.P. ("Jonas Partners") and (5) 12,100 shares held by Jonas Gerstl, his wife and trusts for the benefit of their children. EGS Associates, Bev Partners and Jonas Partners are each private investment partnerships. EGS Partners is a registered investment adviser engaging in the purchase and sale of securities for investment on behalf of discretionary accounts. Mr. Gerstl is a general partner of EGS Associates, Bev Associates and Jonas Partners and a member of EGS Partners.
 (7) Reflects ownership based upon an amended Schedule 13G dated February 6, 1998 and filed with the Securities and Exchange Commission. Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 476,000 shares as of February 6, 1998, all of which are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in a series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
 (8) Includes 260,272 shares issuable upon exercise of presently exercisable stock options.
 (9) Includes 212,500 shares issuable upon exercise of presently exercisable stock options.
(10) Includes 9,058 shares issuable upon exercise of presently exercisable stock options.
(11) Represents 1,333,450 shares held by the Bain Funds, 5,666 shares subject to presently exercisable stock options held by each of Mr. White and Mr. Kirsch directly and, in the case of Mr. White, 686 shares held by him directly. See footnote (2). Bain Venture Capital, a California Limited Partnership ("BVC") is the general partner of Tyler Capital. Each of Messrs. Kirsch and White is a director of the Company and is a general partner of each of BVC, BCIP Associates and BCIP Trust Associates, and, as such, may be deemed to own beneficially shares owned by the Bain Funds, although each of Messrs. White and Kirsch disclaim beneficial ownership of any shares owned directly by the Bain Funds (other that 9,642 shares in the case of Mr. White and 7,416 shares in the case of Mr. Kirsch). Messrs. Kirsch and White have the same address as the Bain Funds.
(12) Includes 5,666 shares subject to a presently exercisable stock option.
(13) Consists solely of shares issuable upon exercise of presently exercisable stock options.
(14) Mr. Ornstein resigned his position with the Company effective November 7, 1997. Effective May 11, 1998, Mr. Ornstein has rejoined the Company in the capacity of Vice President, General Merchandise Manager.
(15) Includes 558,337 shares issuable upon exercise of presently exercisable stock options. See also notes (8) through (14) to this table.

                       BOARD OF DIRECTORS AND COMMITTEES

  During Fiscal 1997, the Board of Directors of the Company held six meetings. Each director attended at least 75 percent of the meetings of the Board and the Committees of which he is a member except for Mr. Kirsch who attended 50 percent of the Board Meetings. The Company pays to all directors who are not employees of the Company a quarterly fee of $2,500. Directors are reimbursed for their reasonable expenses in attending Board and Committee meetings. In addition to the quarterly fee, the 1996 Directors' Stock Option Plan (the "Directors' Plan") provides for automatic grants of non-statutory stock options to members of the Company's Board of Directors who are not employees of the Company or any of its subsidiaries ("Eligible Directors"). The Directors' Plan provides that (i) each person who was an Eligible Director on the date of stockholder approval of the Directors' Plan (June 20, 1996) was granted an option to acquire 10,000 shares of Common Stock, (ii) on the date of his or her initial election or appointment to the Board, each person who becomes an Eligible Director subsequent to the adoption of the Directors' Plan will be granted an option to acquire 10,000 shares of Common Stock and (iii) annually, on the day following the date of the Company's Annual Meeting of Stockholders, each Eligible Director will be granted an option to acquire 2,000 shares of Common Stock.

  The Board of Directors has a standing Audit Committee and a standing Compensation Committee. The Board does not have a Nominating Committee.

  The Audit Committee, which held one meeting during Fiscal 1997, reviews with management and the independent public accountants the Company's annual financial statements, the scope of the audit, any comments made by the independent public accountants and such other matters as the Committee deems appropriate. In addition, the Committee reviews the performance and retention of the Company's independent accountants and reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate. Messrs. Anathan and White, neither of whom is an executive officer or employee of the Company, served on the Audit Committee in Fiscal 1997.

  The Compensation Committee, which held three meetings during Fiscal 1997, administers the Company's stock option plans and cash bonus plan, reviews the administration and performance of the Company's retirement plans and recommends to the Board of Directors the compensation and other employment terms of the Company's executive officers. Messrs. Anathan, Glazer and White, none of whom is an executive officer or employee of the Company, served on the Compensation Committee in Fiscal 1997.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information with respect to compensation paid to or accrued on behalf of the Named Executive Officers for all services rendered to the Company for Fiscal 1997, Fiscal 1996 and Fiscal 1995.

                          SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                 ANNUAL COMPENSATION          COMPENSATION (3)
                                         ----------------------------------- ------------------
                                                              OTHER ANNUAL     COMMON SHARES       ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR      SALARY  BONUS (1) COMPENSATION (2) UNDERLYING OPTIONS COMPENSATION (4)
---------------------------  ----------- -------- --------- ---------------- ------------------ ----------------
Michael F. Anthony......     Fiscal 1997 $400,000 $243,735            -           125,000            $4,455
 President and Chief         Fiscal 1996 $325,000 $ 42,269      $192,390(5)           --             $4,133
 Executive Officer           Fiscal 1995 $325,314 $  2,075      $ 58,418(6)        50,000            $2,374
Philip W. Roizin(7).....     Fiscal 1997 $210,000 $ 64,635           --            30,000            $  480
 Executive Vice
  President,                 Fiscal 1996 $ 31,231 $ 10,000      $ 47,219(8)        50,000               --
 Finance and
  Administration
Alexander M. Winiecki...     Fiscal 1997 $200,000 $ 51,770           --            25,000            $3,632
 Senior Vice President,      Fiscal 1996 $165,769 $ 14,297           --            30,000(9)         $3,224
 Store Operations            Fiscal 1995 $163,623 $    901           --               --             $3,190
Steven C. Strickland....     Fiscal 1997 $160,000 $ 41,517           --            25,000            $2,688
 Vice President,             Fiscal 1996 $135,000 $ 17,939           --               --             $  235
 Marketing                   Fiscal 1995 $ 55,000 $    124      $ 46,044(10)        5,000            $   95
Scott R. Ornstein(11)...     Fiscal 1997 $130,000 $      0           --            30,000            $  178
 Vice President,             Fiscal 1996 $140,000 $ 15,266           --             5,000            $  248
 General Merchandise
  Manager                    Fiscal 1995 $112,673 $ 13,930      $ 59,388(12)       20,000            $  197
Jo-Ann B. Karalus.......     Fiscal 1997 $150,000 $ 38,919           --            15,000            $3,811
 Vice President              Fiscal 1996 $140,000 $ 11,796           --            35,000(9)         $2,676
 Human Resources             Fiscal 1995 $118,080 $    651           --               --             $2,475

--------
 (1) Payments made under the Company's Management Incentive Bonus Plan (the "MIB Plan"), the principal performance-based cash compensation program for executive officers of the Company, in respect of performance in Fiscal 1997 and 1996 were, respectively, $240,000 and $39,684 to Mr. Anthony; $63,000 and $0 to Mr. Roizin; $50,000 and $12,979 to Mr. Winiecki; $40,000 and $16,875 to Mr. Strickland; $0 and $14,050 to Mr. Ornstein; and $37,500 and $10,684 to Ms. Karalus. Mr. Roizin was paid a one-time bonus of $10,000 in respect of Fiscal 1996. In addition, Mr. Ornstein was paid a $13,500 performance bonus in Fiscal 1995. All other amounts in this column for Fiscal 1997 and 1996 were paid to the Named Executive Officer under the Company's Profit Sharing Plan, in which all employees of the Company participate. Fiscal 1995 bonuses solely represent the amount paid to the Named Executive Officer in respect of the Profit Sharing Plan as no Named Executive Officer received a bonus under the MIB Plan for Fiscal 1995.
 (2) While each of the Named Executive Officers enjoys certain prerequisites, such prerequisites did not, except as disclosed, exceed the lesser of $50,000 or 10% of such officer's salary and bonus in each of the Fiscal 1997, Fiscal 1996 and Fiscal 1995.
 (3) No other forms of Long Term Compensation were awarded to the Named Executive Officers in Fiscal 1997, Fiscal 1996 and Fiscal 1995.
 (4) For Fiscal 1997, Fiscal 1996 and Fiscal 1995, respectively, All Other Compensation represents (i) the following dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of each of the Named Executive Officers: Mr. Anthony--$2,590, $2,335 and $2,269, Mr. Roizin--$480, $60 and $0, Mr. Winiecki--$1,232,
     $974 and $940, Mr. Strickland--$288, $235 and $95, Mr. Ornstein--$178,
     $248, and $197, Ms. Karalus--$1,411, $1,248 and $699, and (ii) the
     following dollar value of contributions made by the Company to the Company's defined contribution plan for the benefit of the Named Executive Officers: Mr. Anthony--$1,865, $1,798 and $105, Mr. Roizin--$0, $0 and $0, Mr. Winiecki--$2,400, $2,250 and $2,250, Mr. Strickland--
     $2,400, $0 and $0, Mr. Ornstein--$0, $0 and $0, Ms. Karalus--$2,400,
     $1,428 and $1,776.

 (5) Upon hiring Mr. Anthony in 1994, the Company loaned him $100,000 for the purposes of assisting him in the relocation of his principal residence to near the Company's headquarters in Nashua, New Hampshire. This loan did not bear interest. In May 1996, the Company agreed to make Mr. Anthony whole for the diminution in the value of his former residence incurred by him at the time of his relocation to New Hampshire. To effect this transaction, the Company (1) purchased Mr. Anthony's former residence from him at the then-prevailing market rate, which was materially less than the price at which Mr. Anthony had originally purchased it, (2) forgave the $100,000 loan described above and (3) paid him an additional amount equal to that amount which, when added to the $100,000 in loan forgiveness, would provide him with the amount necessary to make him whole on the loss. The Company subsequently sold Mr. Anthony's former residence in an arms-length transaction to an un-affiliated third-party in July 1996 at then-prevailing market rates.
 (6) Includes a relocation allowance of $47,290 in Fiscal 1995.
 (7) Mr. Roizin's employment with the Company commenced on December 9, 1996.
 (8) Includes a relocation allowance of $39,719 in Fiscal 1996.
 (9) On May 6, 1996, the Company amended 30,000 and 25,000 options held by Mr. Winiecki and Ms. Karalus, respectively, to reduce the exercise price and extend the vesting schedule
(10) Represents relocation expenses paid to Mr. Strickland beginning in 1995.
(11) Mr. Ornstein resigned his position with the Company effective November 7, 1997. Effective May 11, 1998, Mr. Ornstein has rejoined the Company in the capacity of Vice President, General Merchandise Manager.
(12) Represents a relocation allowance of $29,388 and a payment in lieu of a foregone bonus from a previous employer equal to $30,000.

  The following table summarizes option grants during Fiscal 1997 to the Named Executive Officers and the potential realizable value of such options determined by formulas prescribed by the Securities and Exchange Commission. The assumed rates of stock price appreciation are hypothetical; the actual value of the options, if any, will depend on the future performance of the Company's stock. No stock appreciation rights were granted during Fiscal 1997.

                       OPTION/SAR GRANTS IN FISCAL 1997

                                      INDIVIDUAL GRANTS
                         ---------------------------------------------
                                                                               POTENTIAL
                                                                           REALIZABLE VALUE
                                       % OF TOTAL                      AT ASSUMED ANNUAL RATE OF
                         NUMBER OF      OPTIONS                        STOCK PRICE APPRECIATION
                         SECURITIES    GRANTED TO  EXERCISE                 FOR OPTION TERM
                         UNDERLYING   EMPLOYEES IN  PRICE   EXPIRATION ---------------------------
          NAME           OPTIONS (#)  FISCAL YEAR    (/SH)     DATE       5% ($)       10% ($)
          ----           ----------   ------------ -------- ---------- ---------------------------
Michael F. Anthony......  125,000(1)      35.3%     $8.75    7/3/2007  $   687,849 $   1,743,153
Philip W. Roizin........   30,000(1)       8.5%     $8.75    7/3/2007  $   165,083 $     418,356
Alexander M. Winiecki...   25,000(1)       7.1%     $8.75    7/3/2007  $   137,569 $     348,630
Steven C. Strickland....   15,000(1)       4.2%     $8.75    7/3/2007  $    82,540 $     209,178
Scott R. Ornstein(2)....   30,000(1)       8.5%     $8.75    7/3/2007  $         0 $           0
Jo-Ann B. Karalus.......   15,000(1)       4.2%     $8.75    7/3/2007  $    82,541 $     209,178
Steven C. Strickland....   10,000(3)       1.7%     $8.75    7/3/2007  $    55,028 $     139,452

--------
 (1) One July 3, 1997, the Company granted pursuant to the 1992 Equity Incentive Plan options to purchase up to 265,000 shares of the Company's Common Stock to its executive officers. These options vest automatically on July 3, 2002 or earlier if and when: (a) as to the first 20 percent of each such grant, the closing market value of the Company's Common Stock (the "market value") equals or exceeds $15 per share for 30 consecutive trading days, (b) as to the second 30 percent of each such grant, the market value equals or exceeds $20 per share for 30 consecutive trading days and (c) as to the final 50 percent of each such grant, the market value equals or exceeds $25 per share for 30 consecutive trading days.
 (2) This option terminated in accordance with its terms upon Mr. Ornstein's resignation from the Company.
 (3) This option was granted on July 3, 1997 pursuant to the 1992 Equity Incentive Plan and will become exercisable as follows: 2,500 shares on July 3, 1998; 2,500 shares on July 3, 1999; 2,500 shares on July 3, 2000;
     and 2,500 shares on July 3, 2001.

  The following table sets forth information with respect to (i) the exercise of stock options by the Named Executive Officers during Fiscal 1997, (ii) the number of unexercised options held by the Named Executive Officers as of January 31, 1998 and (iii) the value of unexercised in-the-money options (i.e., options for which the fair market value of the Common Stock ($11.875 at January 30, 1998) exceeds the exercise price) as of January 31, 1998:

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                    VALUES

                                                    NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                       OPTIONS/SARS AT           OPTIONS/SARS AT
                         SHARES ACQUIRED  VALUE       FEBRUARY 1, 1997          FEBRUARY 1, 1997
          NAME             ON EXERCISE   REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           --------------- -------- ------------------------- -------------------------
Michael F. Anthony......         --            --      212,500/212,500          $581,250/$646,875
Philip W. Roizin........         --            --        6,250/ 73,750          $ 11,328/$173,046
Alexander M. Winiecki...         --            --       43,992/ 55,000          $506,180/$153,125
Steven C. Strickland....         --            --        2,500/ 27,500          $  9,687/$ 87,812
Scott R. Ornstein.......     11,250      $ 69,750            0/      0                 0/       0
Jo-Ann B. Karalus.......     18,199      $163,505        5,434/ 47,500          $ 17,619/$128,125

PENSION PLAN

  The Company has a defined benefit Pension Plan qualified under Section 401(a) of the Internal Revenue code of 1986, as amended, for eligible employees who have completed one year of service with 1,000 or more hours of employment. In general, all employees of the Company are eligible to participate, excluding (i) a director of the Company who is not employed by the Company in any other capacity, (ii) any person whose compensation consists of a retainer or a fee, and (iii) any person who is a nonresident alien. In March 1998, the Board of Directors approved an amendment to the Pension Plan such that no future benefits may accrue under the Plan beyond May 31, 1998. No further years of service will be counted toward the calculation of benefits and final average compensation rates will be curtailed as of May 31, 1998. See "-- Report of the Compensation Committee."

  The table below sets forth the estimated average annual benefits at normal retirement to participants in the specified compensation and years-of-service classifications.

                              PENSION PLAN TABLE

                                                    YEARS OF SERVICE
                                         ---------------------------------------
COMPENSATION*                              15      20      25      30      35
-------------                            ------- ------- ------- ------- -------
$125,000................................ $23,723 $31,630 $39,538 $47,446 $52,717
150,000................................. $28,973 $38,630 $48,288 $57,946 $64,384

--------
  *  Based upon salary and bonuses.

  Benefits under the Pension Plan are based upon years of credited service (not in excess of 33 1/3 years) and final average compensation. A participant earned one year of credited service for each year in which the participant completed 1,000 or more hours of employment prior to May 31, 1998, and a participant's final average compensation is the average of the participant's highest five consecutive years' compensation during the participant's years of employment completed prior to May 31, 1998. Compensation covered by the Pension Plan for the Named Executive Officers generally corresponds with the aggregate of base salary and bonus as reported in the Summary Compensation Table above. For purposes of the Pension Plan, a participant's compensation is capped at $150,000 (adjusted annually). Benefits shown are computed as a straight life annuity with no deduction for Social Security benefits or other offset amounts. A participant becomes vested under the Pension Plan once he or she has earned five years of credited service.

  As of May 31, 1998, the day on which future benefits will cease to accrue, the Named Executive Officers will have the following number of years of credited service: Mr. Anthony--three years; Mr. Roizin--one year; Mr. Winiecki--seven years, Mr. Strickland--two years; Mr. Ornstein--two years; and Ms. Karalus--18 years.

EMPLOYMENT AGREEMENTS

  Mr. Anthony has entered into an employment agreement with the Company expiring upon the earliest to occur of his resignation, death, permanent disability or incapacity or his termination by the Company with or without cause. The agreement provides for an annual salary, participation in the MIB Plan and any other performance based compensation programs available to the Company's senior executives, and for certain fringe benefits, including contributions for health and dental coverage, term life insurance in an amount of at least $1,000,000, long term disability coverage, participation in the Company's Pension Plan, and certain other benefits. The agreement provides that if Mr. Anthony is terminated by the Company without cause (as defined) or terminates his employment for good reason (as defined), Mr. Anthony is entitled, subject to complying with certain confidentiality and noncompetition obligations, to continued payment of his base salary and certain of his fringe benefits until twelve months following termination of his employment, as well as a pro rata bonus payment under the MIB Plan for the fiscal year in which termination occurs based upon the number of days he was employed in such year. Severance benefits are reduced by any amounts received by Mr. Anthony from other employment during the severance period. If Mr. Anthony's employment terminates because of his death, disability or incapacity, Mr. Anthony is entitled to a pro rata bonus payment under the MIB Plan for the fiscal year in which such termination occurs based upon the number of days he was employed in such year and payments to which he is entitled under any other Company benefit plans, including any long-term disability plan. The agreement also provides that Mr. Anthony shall not disclose or use any confidential information of the Company and not compete with the Company during the period of his employment and for one year thereafter, unless Mr. Anthony's employment is terminated without cause, in which case the noncompetition period ends upon Mr. Anthony's termination. The agreement provides that Mr. Anthony will not recruit any employee of the Company for employment in any other business until one year after the termination of Mr. Anthony's employment with the Company.

  Mr. Roizin and Mr. Winiecki are employed by the Company pursuant to employment agreements providing for a base salary and participation in the MIB Plan and various other employee benefit plans, including medical, vacation, disability and pension. These agreements, and a Severance Agreement between the Company and Ms. Karalus, provide for a severance benefit if the executive is terminated for any reason other than cause consisting of base salary continuation for 12 months following termination (subject to offset for income earned from other employment or from self-employment).

                     REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee is responsible for approving and recommending to the Board of Directors the compensation of executive officers of the Company and administers the Company's 1992 Equity Incentive Plan and Management Incentive Bonus Plan. The Committee regularly reports on its activities to the Board of Directors. The Committee was comprised in Fiscal 1997 of three outside directors who are not officers or employees of the Company and who were not eligible to participate in any of the plans or programs that the Committee administers.

COMPENSATION PHILOSOPHY

  The Company's executive compensation programs are based on the belief that the interests of the Company's executive officers should be directly aligned with those of the stockholders. The programs are strongly oriented towards a pay-at-risk philosophy that ties a significant portion of overall compensation to the financial performance of the Company. The Committee has established the following principles to guide development of the Company's compensation programs and to provide a framework for compensation decisions:

  . provide a total compensation package that will attract the best talent to the Company, motivate individuals to perform at their highest levels, reward outstanding performance, and retain executives whose skills are critical for building long-term stockholder value; and

  . establish annual incentives for senior management that are directly tied to the overall financial performance of the Company.

COMPENSATION PROGRAMS AND PRACTICES

  Base Salary. Salaries of executive officers are established by the Committee based on an executive officer's scope of responsibilities, level of experience, individual performance and contribution to the business. From time to time, the Company conducts salary surveys to determine whether the salaries of its employees, including its executive officers, are in line with retailers of similar size.

  Management Incentive Bonus Plan. The Company has in effect a Management Incentive Bonus Plan (the "MIB") under which executive officers and other key management employees selected by the Board may receive incentive awards in the form of cash bonuses and may under certain circumstances receive additional awards in the form of MIB Options granted under the 1992 Equity Incentive Plan. The purpose of the MIB Plan is to tie a significant portion of annual pay directly to key financial results. Bonus awards are based on annual performance criteria established by the Committee with respect to attainment by the Company of specified levels of income from operations, as well as performance criteria applied on an individual basis. The Company must attain a threshold level of income from operations in order for MIB Plan participants to be eligible for any bonus payments under the Plan. MIB Plan participants earn awards defined in terms of percentages of their base salaries. These percentages are determined by the Company's attainment of specified levels of income from operations, with higher levels of income from operations resulting in higher percentages. Unless altered by the Committee, participants automatically receive 70% of the percentage of base salary so determined if the Company attains the target level of income from operations and can earn the remaining 30% based upon individual performance. Individual performance criteria are determined by the Committee toward the beginning of each fiscal year. In the case of executive officers other than the Chief Executive Officer, individual performance criteria are determined after taking into consideration the recommendation of the Chief Executive Officer.

  In Fiscal 1997, the Company exceeded the threshold level of income from operations established by the Committee in order for bonuses to be payable under the Plan. As a result of applying the MIB Plan's formula, the Company paid the following bonuses under the MIB Plan in respect of Fiscal 1997:
$240,000 to Mr. Anthony; $63,000 to Mr. Roizin; $50,000 to Mr. Winiecki; $40,000 to Mr. Strickland and $37,500 to Ms. Karalus.

  The MIB Plan provides for annual limits on cash bonuses payable pursuant to the MIB Plan equal to 75% of base salary, in the case of the Chief Executive Officer, and 50% of base salary, in the case of other participants. Such limitations may be changed by the Committee.

  In addition, if an individual and the Company attain performance criteria in excess of levels yielding the maximum cash bonus award payable to him or her under the MIB Plan, the Company must either (i) award options under the 1992 Equity Incentive Plan to such individual to purchase that number of shares of Common Stock equal to the additional bonus that would have been payable under the MIB Plan absent the applicable cash bonus limit divided by the fair market value of a share of Common Stock on the date of grant or (ii) award the participant cash in an amount equal to the value of such options at the time of grant (or a combination of such awards). In the case of options, the aggregate of such awards for all participants can not exceed 50,000 shares with respect to any one fiscal year. The exercise price of any such options will be 100% (110% in the case of an incentive stock option granted to a 10% shareholder) of the fair market value at the time of grant, and, unless otherwise specified at the time of grant, such options become exercisable in equal increments on each of the first through third anniversaries of the date of grant. In Fiscal 1997, participants in the MIB Plan did not earn awards in excess of their maximum cash bonuses.

  Profit Sharing Plan and 401(k) Plan Contribution. The Company has in effect a Profit Sharing Plan under which employees (including all of the Company's executive officers) who are regularly scheduled to work 52 weeks per year and have been employed by the Company for more than 90 days participate. In 1997, employees of the Company (including the Company's executive officers) also participated in discretionary Company contributions made to participants under the Company's 401(k) plan. The Profit Sharing Plan provides for a bonus pool equal to a specified percentage of net income established year-to-year by the Board of Directors (5% for Fiscal 1997), less the amount paid by the Company to employees as discretionary employer contributions under the 401(k) plan. Participants receive an amount calculated on the basis of their W-2 (less income attributable to stock option exercises, relocation expenses and the value of Company-paid car leases) earnings equal to their pro rata share of such bonus pool.

  March 1998 Amendments to the Pension and 401(k) Plans. In March 1998, the Company amended the Brookstone Pension Plan such that no future benefits would accrue thereunder subsequent to May 31, 1998. Concurrently with the freezing of the Pension Plan, the Company amended the 401(k) Plan to provide for a non-discretionary employer matching contribution equal to four percent of each participant's covered compensation (subject to the maximum salary level prescribed in the Internal Revenue Code). Prior to this amendment, the Company was permitted to make contributions to the 401(k) Plan accounts of its employees in its sole discretion. The Company elected to make such a matching contribution in each of the last three years in an amount equal to one-half of the first three percent of each participant's covered compensation (subject to the maximum salary level prescribed in the Internal Revenue Code). By freezing the Pension Plan, making the matching contribution mandatory and increasing such mandatory contribution to the 401(k) Plan, the Committee provided the Company's employees with investment control over portable retirement benefits that are not contingent upon extensive service periods. The Committee believes that these changes have been, and will continue to be, received enthusiastically by the Company's employees and will serve to aid in the attraction and retention of qualified employees.

  Stock Options. The Committee strongly believes that the interests of senior management must be closely aligned with those of the stockholders. Long-term incentives in the from of stock options provide a vehicle to reward executives only if there is an increase in stockholder value. Stock options are granted to executive officers and selected employees whose contributions and skills are important to the long-term success of the Company

  On July 3, 1997, the Committee granted options to purchase up to 265,000 shares of the Company's Common Stock to the Company's seven executive officers. Each of these options vests automatically on July 3, 2002, or earlier if and when: (a) as to the first 20 percent of each such grant, the closing market value of the Company's Common Stock (the "Market Value") has equaled or exceeded $15 per share for a period of 30 consecutive trading days,
(b) as to the second 30 percent of each such grant, the Market Value has equaled or exceeded $20 per share for a period of 30 consecutive trading days and (c) as to the final 50 percent of each such grant, the Market Value has equaled or exceeded $25 per share for a period of 30 consecutive trading days.

DISCUSSION OF CORPORATE TAX DEDUCTION ON COMPENSATION IN EXCESS OF $1 MILLION A YEAR

  Internal Revenue Code Section 162(m), enacted in 1993, precludes a public corporation from taking a deduction in 1995 or subsequent years for compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. To date, the annual cash compensation payable to any executive officers has not approached the $1 million threshold and is not expected to do so in the near term. In addition, the Company's 1992 Equity Incentive Plan has been designed so that stock options and stock appreciation rights granted under such Plan will be excluded from the deduction limit and to provide flexibility for certain other awards to so qualify.

                                          Compensation Committee

                                          Robert F. White
                                          Mone Anathan, III
                                          Michael L. Glazer

                               PERFORMANCE GRAPH

  The following stock price performance graph compares the cumulative total return on the Company's common stock with the cumulative total return of the Standard & Poor's Composite 500 Index and of the University of Chicago Center for Research in Security Prices Index for NASDAQ Retail Trade Stocks from January 29, 1994 through January 31, 1998.

                             [CHART APPEARS HERE]


                       Brookstone          S&P 500        NASDAQ Retail
1/29/94                 100.00              100.00           100.00
1/28/95                  37.39              101.12            89.66
2/3/96                   40.00              140.13           100.60
2/1/97                   56.53              177.00           123.53
1/31/98                  82.61              224.62           144.45


  Note: The stock price performance on the graph above is not necessarily indicative of future price performance.

    RATIFICATION OF THE SELECTION OF THE COMPANY'S INDEPENDENT ACCOUNTANTS

  Based upon the recommendation of the Audit Committee, the Board of Directors has selected Price Waterhouse LLP to serve as independent accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ending January 30, 1999. Price Waterhouse LLP has served as the Company's independent accountants since the fiscal year ending February 1, 1992. A representative of Price Waterhouse is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

BOARD RECOMMENDATION

  The Board of Directors recommends a vote "FOR" the ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants. Proxies solicited by the Board of Directors will be so voted unless the stockholders specify otherwise.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  None of the Company's directors, executive officers or stockholders representing beneficial ownership of greater than ten percent of the Company's outstanding common stock failed to file the necessary forms within the time frames set forth in Section 16(a).

                             SHAREHOLDER PROPOSALS

  Proposals of stockholders submitted for consideration at the 1999 Annual Meeting of Stockholders must be received by the Company not later than March 19, 1999 in order to be considered for inclusion in the Company's proxy material for that meeting.

  The By-laws establish procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before meetings of stockholders of the Company. In general, notice must be received by the Company not less than 60 days nor more than 90 days prior to the meeting and must contain certain specified information concerning the stockholder submitting the proposal. In addition, the By-laws require that any such nomination of candidates for election as a director be accompanied by a petition signed by at least 100 record holders of capital stock entitled to vote in the election of directors, representing in the aggregate 1% of the outstanding capital stock entitled to vote thereon. Such procedures also authorize regulation of the order of business and conduct of stockholder meetings, the authority of the presiding officer and attendance at such meetings.

                                OTHER BUSINESS

  The Board of Directors knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy intend to take such action in regard to such matters as in their judgment seems advisable.

                                  DETACH HERE
BKS92 3
                                     PROXY

                               BROOKSTONE, INC.

    The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated May 15, 1998, in connection with the 1998 Annual Meeting of Stockholders to be held at 9:30 a.m. on June 16, 1998, at the First National Bank of Boston, and hereby appoints Merwin F. Kaminstein, Michael F. Anthony and Philip W. Roizin and each of them (with full power to act alone), the attorneys and proxies of the undersigned with power of substitution to each, to vote all shares of the Common Stock of Brookstone, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement:

        Election of all 6 directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate).

        Nominees:
        Merwin F. Kaminstein, Michael F. Anthony, Mone Anathan, III, Adam Kirsch, Michael L. Glazer, Robert F. White.

SEE REVERSE SIDE. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.

-----------                                                          -----------
SEE REVERSE                                                          SEE REVERSE
   SIDE          CONTINUED AND TO BE SIGNED ON REVERSE SIDE             SIDE
-----------                                                          -----------

                                  DETACH HERE
BKS92 2

    PLEASE MARK
    VOTES AS IN
[X] THIS EXAMPLE.

THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.
-----------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
-----------------------------------------------------------------------------

1. Election of Directors (see reverse)

        FOR     WITHHELD
        [_]       [_]

   [_] _______________________________________
       For all nominees except as noted above

2. Ratify the appointment of Price Waterhouse LLP as the independent accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ending January 30, 1999.

--------------------------------------------------------------------------------

                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]

                               Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature ___________________ Date ____  Signature ___________________ Date ____